UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2026

KKR FS Income Trust

(Exact name of registrant as specified in its charter)

Delaware	814-01620	88-0591692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3025 JFK Boulevard, OFC 500 Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

(215) 495-1150

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On October 29, 2026, K-FIT Finance SM-1 LLC (“SM-1”), a wholly-owned, special purpose financing subsidiary of KKR FS Income Trust (the “Company”), entered into a Loan and Servicing Agreement (the “Loan Agreement”), by and among SM-1, as borrower, the Company, as transferor and as servicer, Sumitomo Mitsui Banking Corporation (“SMBC”), as administrative agent and collateral agent, the lenders from time to time party thereto, Computershare Trust Company, N.A., as securities intermediary and collateral custodian, and Computershare Trust Company, N.A., as collateral administrator.

The Loan Agreement provides for, among other things, borrowings in U.S. dollars, Canadian dollars, pounds sterling and euros in an aggregate initial principal amount of up to $350,000,000, which may be increased up to a maximum facility amount of $1,000,000,000. During the period from the closing date through March 25, 2027, SM-1 may request that SMBC increase its commitment by up to $150,000,000, to an aggregate commitment of up to $500,000,000, and thereafter SM-1 may request increases in the commitments with the consent of the applicable lenders and the administrative agent.

The reinvestment period during which SM-1 is permitted to borrow, repay and re-borrow advances will terminate on October 28, 2029, subject to a one-year extension with the consent of the administrative agent and the lenders. Advances under the Loan Agreement are subject to satisfaction of certain conditions, including maintenance of the required borrowing base. Any amounts borrowed under the Loan Agreement will mature, and all accrued and unpaid interest thereunder will be due and payable, on the Business Day immediately preceding October 29, 2031, subject to a one-year extension with the consent of the administrative agent and the lenders.

Borrowings bear interest at a per-annum rate equal to, for borrowings in (i) U.S. dollars, Term SOFR; (ii) Canadian dollars, Adjusted Term CORRA; (iii) euros, EURIBOR; and (iv) pounds sterling, Daily Simple SONIA; in each case plus an applicable spread of 2.00% during the reinvestment period and 2.50% thereafter. Base rate advances bear interest at the base rate plus an applicable spread of 1.00% during the reinvestment period and 1.50% thereafter. Following an event of default, the applicable spread increases by 2.00% per annum. The facility is subject to customary fees, including a non-usage fee and, in certain circumstances, a make-whole premium equal to 1.00% of the Maximum Facility Amount or 1.00% of the reduced or terminated unused amount of the Maximum Facility Amount, as applicable, if the Loan Agreement is terminated or the unused amount of the Maximum Facility Amount is terminated or reduced prior to the one-year anniversary of the closing date.

SM-1 made customary representations and warranties and agreed to affirmative, negative and reporting covenants typical for facilities of this type. The Loan Agreement contains customary events of default, upon which the administrative agent may, among other things, terminate commitments and declare all obligations immediately due and payable. During the continuation of an event of default, interest is payable at the default rate described above.

SM-1’s obligations are secured by a first priority security interest in substantially all of its assets, including its portfolio of loans and related accounts. The obligations of SM-1 are non-recourse to the Company; the Company’s exposure in respect of the facility is limited to the value of its equity in, and investment in, SM-1.

The foregoing description is only a summary of the material provisions of the Second Amendment and is qualified in its entirety by reference to a copy of the Second Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1*	Loan and Servicing Agreement, dated as of October 29, 2026, by and among K-FIT Finance SM-1 LLC, KKR FS Income Trust, Sumitomo Mitsui Banking Corporation, the lenders from time to time party thereto, and Computershare Trust Company, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain exhibits and/or schedules have been omitted in accordance with Item 601 of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR FS INCOME TRUST

Date: November 4, 2026	By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	General Counsel and Secretary